As filed with the Securities and Exchange Commission on August 21, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVATAR HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	23-1739078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
201 Alhambra Circle Coral Gables, Florida 33134 (305) 442-7000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	Juanita I. Kerrigan
Vice President and Secretary
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
(305) 442-7000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Robert T. Lang, Esq.
Todd R. Chandler, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Amount of
Title of Each Class of	Proposed Maximum Aggregate Offering	Registration
Securities to be Registered(1)	Price(2)(3)(4)	Fee(5)
Common Stock ($1.00 par value)(6)(7)
Preferred Stock ($0.10 par value)(7)
Debt Securities(8)
Warrants
Units
Total	$500,000,000	$27,900

(1)	These offered securities may be sold separately, together or as units with other securities.

(2)	An indeterminate number or amount of our securities listed, as may from time to time be sold, is being registered pursuant to this registration statement.

(3)	In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $500,000,000. The proposed maximum offering price per security will be determined from time to time in connection with the issuance of such securities registered hereunder.

(4)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.

(5)	The registration fee has been calculated, pursuant to Rule 457(o) under the Securities Act, on the basis of the maximum aggregate offering price of the securities listed.

(6)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such indeterminate number of shares of our common stock as may be issued from time to time with respect to shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(7)	There is also being registered such indeterminate number of shares of preferred stock and common stock, as may be issued upon conversion or exercise of or in exchange for any other debt securities, warrants or preferred stock.

(8)	If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2009

PRELIMINARY PROSPECTUS

AVATAR HOLDINGS INC.

$500,000,000
Common Stock, par value $1.00 per share
Preferred Stock, par value $0.10 per share
Debt Securities
Warrants
Units

This prospectus relates solely to the offer and sale, from time to time, of equity and debt securities, warrants to purchase equity securities or units of such securities of Avatar Holdings Inc. (“Avatar”) by us.

We may offer the securities from time to time in amounts and on terms as we may determine in the manner described in the section entitled “Plan of Distribution” beginning on page 17, at prevailing market prices or at prices different than prevailing market prices. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis. The prospectus supplements will provide the specific terms of the plan of distribution.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

Our common stock is listed on The Nasdaq Stock Market under the ticker symbol “AVTR.” The last reported sale price of our common stock on August 20, 2009 was $19.50 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter system. If we decide to seek a listing for any of our other securities, that will be disclosed in a prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is          , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced herein in one or more offerings. Each time our securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and those documents incorporated by reference herein or therein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement or incorporated by reference herein. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we have filed with the Commission. This means that we can disclose important information by referring you to those documents. All documents that Avatar subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Commission, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents that we have filed with the Commission, and any filings that we will make with the Commission in the future, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009;

•	Definitive Proxy Statement on Schedule 14A dated April 28, 2009, relating to our annual meeting of stockholders held on May 28, 2009;

•	Current Report on Form 8-K filed January 6, 2009.

•	Current Report on Form 8-K filed February 13, 2009;

•	Current Report on Form 8-K filed April 16, 2009;

•	Current Report on Form 8-K filed May 26, 2009;

•	Current Report on Form 8-K filed August 19, 2009; and

•	Current Report on Form 8-K/A filed August 20, 2009.

Copies of any documents incorporated by reference in this prospectus are available free of charge by writing Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134, Attention Corporate Secretary, or by telephoning us at (305) 442-7000.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
(305) 442-7000
Attn: Corporate Secretary

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file reports, proxy statements and other information with the Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Commission ’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements and other information regarding Avatar and other issuers that file electronically with the Commission. The address of the Commission internet site is www.sec.gov. This information is also available on our website at www.avatarholdings.com. Information contained on these websites is not incorporated by reference into and does not constitute a part of this prospectus.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the Commission with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement is available for inspection and copying as set forth above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, any prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Commission, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

Factors that might cause actual results to differ include, but are not limited to, the continuing decline in value and the instability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increasing level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; Avatar’s access to financing; geopolitical risks; changes in, or the failure or inability to comply with, government regulations; and other factors more fully described under the caption “Risk Factors” in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof.

Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the Commission on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

PROSPECTUS SUMMARY

This summary description of us and our business highlights selected information about us contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information about us that you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein by reference, before making an investment decision. As used herein, “we,” “us,” and “our” refer to Avatar Holdings Inc. and its subsidiaries.

Our Company

We are engaged in the business of real estate operations in Florida and Arizona. Our residential community development activities have been adversely affected in both markets, bringing development in our active adult and primary residential communities to approaching a stand still. We also engage in other real estate activities, such as the operation of amenities, the sale for third-party development of commercial and industrial land and the operation of a title insurance agency, which activities have also been adversely affected by the current economic downturn.

Our primary business strategy continues to be the development of lifestyle communities, including active adult and primary residential communities, as well as the development and construction of housing on scattered lots. However, due to the significant deterioration in the economy and the residential real estate business, we have increased our focus on maintaining the integrity of our balance sheet through preservation of capital, sustaining liquidity and reduction of overhead. Our development activities have been and will continue to be minimal as we work through the negative impacts on the homebuilding industry. While we have curtailed our homebuilding operations, our business is still capital intensive and requires or may require expenditures for land and infrastructure development, housing construction, and funding of operating deficits or providing working capital, as well as potential new acquisition and development opportunities.

It is our intention to continue to monetize our inventory of unsold homes and many of our model homes in anticipation of introducing new homes across many of our product lines. Many of these new products will consist of smaller and less amenitized houses to enable us to sell homes at lower price points when the market recovers. In the areas in which our developments are located, we believe that for the foreseeable future there may be significant demand for smaller and less amenitized homes than in prior years.

We continue to defer the introduction of new housing products or recommencing developing activities in our existing communities until such times as we believe that our markets would enable us to construct and sell new houses at an acceptable profit.

We continue to focus on acquiring real estate or real estate related assets as the fallout from the deleveraging of the economy continues to adversely affect real estate values. We have analyzed a substantial number of residential real estate properties in Florida which we believe could represent opportunities to acquire real estate, or debt secured by real estate, at a substantial discount to its intrinsic value. To date we have seen very few properties that we believe would present such desirable investment or development/redevelopment opportunities at the pricing offered. However, we believe we are approaching a window in which these opportunities will become available. We have an experienced residential real estate development group which is able to expeditiously underwrite portfolios of Florida residential real estate ranging from large undeveloped/unentitled parcels of land to finished lots, and acquire these properties or the debt secured by these properties from financial institutions or others. Our cash position and our ability to plan, permit, develop, and sell land, as well as to design, permit and build out highly amenitized residential communities enables us to have a competitive advantage in buying such properties over financial buyers, and developers not having extensive experience in Florida. However, we compete for opportunities to acquire real estate or real estate related assets and there can be no assurance that we will identify and be able to acquire appropriate assets or that any such assets we were to acquire would result in a desirable return on our investment.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our executive headquarters are located at 201 Alhambra Circle, Coral Gables, Florida 33134. Our telephone number is (305) 442-7000. Our website is www.avatarholdings.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the specific risks described below under the heading “Risk Factors” and in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Commission pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated herein and therein by reference, before making an investment decision. Each of the risks described could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Risks related to specific securities will be described in the applicable prospectus supplement relating to those securities.

The economic recession we are experiencing may continue for an extended period, has created greater uncertainty in our ability to forecast our business needs, and has adversely affected our business and results of operations compared to prior periods

During the fourth quarter of 2008 and continuing to date, the market for homes in the geographic areas in which our developments are located were severely and negatively impacted by the dislocations in the financial markets and the collapse or near collapse of major financial institutions. Unemployment has increased significantly and consumer confidence has continued to erode. In the geographic areas in which we conduct our real estate operations, there has been a significant increase in the number of homes for sale or available for purchase or rent through foreclosures or otherwise. The price points at which these homes are available have put further downward pressure on our margins.

During the fourth quarter of 2008 and continuing to date, most of our sales contracts have been signed at selling prices that have resulted or will result in losses upon closing when factoring in operating costs such as sales and marketing and divisional overhead. During the fourth quarter of 2008 and for the six months ended June 30, 2009, we recorded impairment charges of $5,168,000 and $1,228,000, respectively, for housing communities relating to homes completed or under construction.

Our industry is highly cyclical and is affected by general economic conditions and other factors beyond our control

The real estate industry is highly cyclical and is affected by changes in national, global and local economic conditions and events, such as employment and income levels, availability of financing, interest rates, consumer confidence and the demand for housing and other types of construction. We are subject to various risks, many of which are outside our control, including real estate market conditions (both where our communities and homebuilding operations are located and in areas where potential customers reside), changing demographic conditions, adverse weather conditions and natural disasters, such as hurricanes, tornadoes and wildfires, delays in construction schedules, cost overruns, changes in government regulations or requirements, and increases in real estate taxes and other local government fees. We are in the midst of a severe downturn in the real estate market. The market for new single-family and multi-family residences has been weak for some time and continues to be weak.

The current economic environment has increased our deficit funding obligations for club and homeowner association obligations

Because we fund homeowners association operating deficits and we operate our club amenities, defaults in payments of club dues and homeowner association assessments by home owners have caused us to expend additional available cash to maintain the homeowner association and club operations at their current levels. Further, due to lower than anticipated sales of homes in certain of our master planned communities, our obligations to fund our club and homeowner association operating deficits are greater than projected as there are fewer new home sales in these communities to absorb these obligations.

A continuing decline in real estate values could result in additional impairment write-downs

Further decline of the real estate market could result in future impairments (as defined by Statement of Financial Accounting Standards No. 144) to certain of our land and other inventories and of our investments in unconsolidated entities. The value of our land and other inventory and land owned by unconsolidated entities depends on market conditions, including estimates of future demand for, and the revenues that can be generated from, such inventory. The downturn in the real estate market has caused the fair value of certain of our inventory to fall below the fair value at the time we acquired it. Because of our assessments of fair value, we have written down the carrying value of certain of our inventory, and take corresponding non-cash charges against our earnings to reflect the impaired value. If the current downturn in the real estate market continues, we may need to take additional charges against our earnings for inventory impairments and/or a write-down of our investments in unconsolidated entities. Any such non-cash charges would have an adverse effect on our consolidated results of operations.

We are concentrated geographically, which could adversely affect our business

Our land and development activities are located in Florida and Arizona, which are among the states most adversely affected by the downturn in the residential real estate market. Development activities depend to a significant degree on the levels of immigration to Florida from outside the United States, migration to Florida from within the United States and purchases in Florida of second and/or vacation homes. Our understanding is that recently there has been substantially less migration into Florida from within the United States than there had been in previous years.

Our access to financing may be limited

While we have curtailed our homebuilding operations, our business is still capital intensive and requires expenditures for land and infrastructure development, housing construction, and working capital, as well as potential development opportunities. As of June 30, 2009, total consolidated indebtedness was $118,307,000, including $62,293,000 carrying amount of our 4.50% Convertible Senior Notes due 2024 (the “4.50% Notes”) and borrowings of $55,903,000 outstanding under our amended unsecured credit facility, as well as letters of credit totaling $22,535,000 of which $21,053,000 were financial/maintenance letters of credit and $1,482,000 was a performance letter of credit. Under our amended unsecured credit facility, performance letters of credit do not count against our availability for borrowing. On November 7, 2008, Franklin Bank SSB (“Franklin Bank”), one of the participating financial institutions in our amended unsecured credit facility, was closed by the Texas Department of Savings and Mortgage Lending and the Federal Deposit Insurance Corporation (FDIC) was named receiver. Franklin Bank is a 20% participant in our amended unsecured credit facility. During December 2008, we requested funding from Franklin Bank which we did not receive. Therefore, it is our assumption that Franklin Bank will no longer participate in our amended unsecured credit facility, and therefore we estimated our availability to be $3,044,000 as of June 30, 2009.

On July 23, 2009, Guaranty Bank, one of the participating financial institutions in our amended unsecured credit facility, announced that it no longer believes it can raise sufficient capital, therefore, it is not probable that it will be able to continue as a going concern. Guaranty Bank is a 25% or $25,000,000 participant in our amended unsecured credit facility. The outstanding borrowings under our amended unsecured credit facility includes participation from Guaranty Bank in the amount of approximately $17,889,000. At this time we have included Guaranty Bank’s participation in the determination of our availability; however, it is not known how Guaranty Bank’s situation may affect our remaining borrowing capacity of $3,044,000 under our amended unsecured credit facility.

We anticipate, but cannot assure, that the amounts available from internally generated funds, cash on hand, the sale of non-core assets, and existing and future financing will be sufficient to fund the anticipated operations, meet debt service and working capital requirements, and provide sufficient liquidity. We may seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and sales of debt or equity securities. However, as the capital markets have become more problematic, we cannot assure that such financing will be available or, if available, will be on favorable terms. In addition, from time to time we have obtained amendments to our amended unsecured credit facility. There can be no assurance that we will be able to obtain future amendments at favorable terms and costs.

Further decline in the capital markets or fluctuations in interest rates could have a further adverse effect on our business

A significant majority of the purchasers of our homes finance their purchases through third-party lenders providing mortgage financing or, to some extent, rely upon investment income. In general, housing demand is dependent on home equity, consumer savings and third-party financing and has been adversely affected by less favorable mortgage terms, including requirements for higher deposits and higher credit scores, the tightening of underwriting standards, decreases in investment income, limited availability of mortgage financing, and declining employment and income levels. The amount or value of discretionary income and savings, including retirement assets, available to home purchasers has been affected by a decline in the capital markets. Certain lenders are imposing more stringent credit requirements. If lending restrictions continue to be tightened or the capital markets continue to decline, the ability of prospective buyers to finance home purchases may be further adversely affected, resulting in further adverse effects on our business.

Our success significantly depends on our key personnel and our ability to retain personnel

Our business strategy requires, among other things, the retention of experienced management personnel and employees. The loss of the services of certain members of the senior and middle management team could have a material adverse effect on the success of our business strategy.

Our joint ventures and equity partnerships may not achieve anticipated results

We may seek additional joint venture or equity partnership arrangements. A joint venture or equity partnership may involve special risks associated with the possibility that a partner or partnership at any time (i) may have economic or business interests or goals that are inconsistent with ours, (ii) may take actions contrary to our instructions or requests or contrary to our policies or objectives with respect to our real estate investments or (iii) could experience financial difficulties. Actions by a partner may have the result of subjecting property owned by the joint venture or equity partnership to liabilities in excess of those contemplated by the terms of the joint venture or equity partnership agreement or have other adverse consequences. We cannot assure that any joint venture or equity partnership arrangements will achieve the results anticipated or otherwise prove successful.

Our business is subject to substantial competition

The residential homebuilding industry is competitive and other national, regional and local homebuilders compete with us in markets where we are selling homes. Further, our residential homebuilding, planned community development and other real estate operations are subject to significant competition from distressed sales. We currently compete with foreclosure sales as well as resales by investors, speculators, foreclosing lenders and residents in our communities. For sales of new housing units, we compete, as to price and product, with several national and regional homebuilding companies.

We continue to focus on acquiring real estate or real estate related assets as the fallout from the deleveraging of the economy continues to adversely affect real estate values. We have analyzed a substantial number of residential real estate properties in Florida and debt secured by real estate. To date we have seen very few properties that we believe would present desirable investment or development/redevelopment opportunities at the pricing offered. We compete for opportunities to acquire real estate or real estate related assets with investors, other residential land developers and home builders and large real estate funds, and there can be no assurance that we will identify and be able to acquire appropriate assets or that any such assets we were to acquire would result in a desirable return on our investment.

We are subject to extensive governmental regulation and environmental considerations

Our business is subject to extensive federal, state and local statutes, ordinances and regulations. The broad discretion that governmental agencies have in administering those requirements and “no growth” or “slow growth” policies, can prevent, delay, make uneconomic or significantly increase the costs of development. Various governmental approvals and permits are required throughout the development process, and no assurance can be given as to the receipt (or timing of receipt) of these approvals or permits. Furthermore, governmental approvals may be affected by changes in the policies of elected officials or modifications to policies to address current economic conditions. The incurrence of substantial compliance costs and the imposition of delays and other regulatory burdens could have a material adverse effect on our operations. In addition, various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of the hazardous substances. The presence of such hazardous substances at one or more properties, and the requirement to remove or remediate such substances, may result in significant cost.

Further, some laws require us to provide roads and other off-site improvements concurrent with new construction. In some cases, counties and municipalities will also charge us impact or other similar fees and assessments to pay for concurrent infrastructure to serve our new developments. Development projects may also be subject to assessments for schools, parks, highways and other public improvements, the costs of which can be substantial. These laws are subject to frequent change and frequently result in higher construction costs.

Both Florida and Arizona have laws respecting statutory disclosures and requirements that must be complied with in the marketing and selling of new homes. Other states require us to register our Florida and Arizona projects with such states before we can locally market our homes to residents of such states. There are also Federal laws and regulations that we must comply with in order to allow our home buyers to obtain federally insured mortgages. If certain Federal and state laws are not complied with, home buyers may have a right to cancel their contracts and to a return of their deposit.

Certain events could trigger the acceleration of payment of our 4.50% Notes

Certain events could result in a default under our 4.50% Notes. These include cessation of trading of our common stock, failure to pay interest when due on our 4.50% Notes, and final judgment(s) for the payment of money in excess of $20,000,000 rendered against us or any of our subsidiaries if not discharged for any periods of 30 consecutive days during which a stay of enforcement is not in effect. Such default would result in the requirement for payment of the 4.50% Notes prior to the due date thereof. Our inability to make such accelerated payment could have a material adverse effect upon our business.

Failure to purchase replacement property or obtain an extension of time in which to do so could result in a reduction in available cash

In 2006, we sold land under the threat of condemnation which we believe entitled us to defer the payment of income taxes of $23,798,000 from the gain on this sale. We have not yet identified replacement property although it is our intention to do so by December 31, 2009. It is possible that we may not identify and purchase such replacement property within the required time period or obtain an extension of time in which to do so which would require us to make this income tax payment and interest as of December 31, 2009 which would result in a reduction in available cash.

We are subject to construction defect and home warranty claims arising in the ordinary course of business, which may lead to additional reserves or expenses.

Despite our commitment to quality, from time to time we discover construction defects in our homes either as a result of our own inspections or in response to customer service requests. To address possible defects that may occur during construction, we set aside a warranty reserve in connection with every home closing. We also maintain general liability insurance and require our subcontractors and professional service providers to maintain insurance coverage and indemnify us for liabilities in connection with their services. Historically, our home warranty reserves have been sufficient to cover all claims for construction defects. Nonetheless, it is possible that our warranty reserves, insurance and/or indemnities will not be adequate to cover all construction defects and home warranty claims for which we may be held liable in the future.

On August 11, 2009, we determined that one of our homes, constructed on a scattered lot in Poinciana, contains defective drywall manufactured in China (“Chinese drywall”). The Chinese drywall in this home was provided to our drywall contractor by a secondary supplier of such drywall contractor. At this date, we are not aware of any other customer service inquiries related to Chinese drywall. Our current estimate of our cost to remediate the one home that does contain Chinese drywall is $75,000. As this cost is well below our deductible and insurance coverage may be limited, we have not made any claim against our insurance companies with respect to this one home. At this date, we are aware only of this isolated Chinese drywall incident; however, if and to the extent the scope of the Chinese drywall issue proves to be significantly greater than we currently believe, and our existing warranty reserves together with our insurance and any recovery from contractors is not sufficient to cover claims, losses or other issues related to the Chinese drywall, we could incur costs or liabilities related to this issue that could have a material adverse effect on our results of operations, financial position and cash flows.

If we do not secure funding for our Poinciana Parkway project on commercially reasonable terms and commence construction by February 14, 2011, we will be in default under our agreements with Polk and Osceola Counties regarding the Poinciana Parkway, and we may not recover our investment in the Poinciana Parkway, which has already been substantially impaired.

In July 2008 and August 2008, we entered into amended and restated agreements with Osceola County and Polk County (the “Counties”), pursuant to which construction of the Poinciana Parkway is to be commenced by February 14, 2011. Construction was to be completed by December 31, 2011 subject to extension for specified Force Majeure events. We have notified the Counties that the completion date has been extended to March 20, 2013 due to Force Majeure events related to the economic downturn. We advised the Counties that the current economic downturn has resulted in our inability to: (i) conclude negotiations with potential investors; or (ii) obtain financing for the construction of the Poinciana Parkway.

If funding for the Poinciana Parkway is not obtained so that construction of the Poinciana Parkway can be commenced by February 14, 2011 as required by our agreements with Osceola County and Polk County, there are no remedies of damages or specific performance. Polk County’s sole remedy under its agreement with us is to cancel such agreement if we do not construct the Poinciana Parkway. If the construction of the Poinciana Parkway is not funded and commenced by February 14, 2011, (i) a portion of our land in Osceola County will become subject to Osceola traffic concurrency requirements applicable generally to other home builders in the County and (ii) we will be required to contribute approximately $1,900,000 towards the construction cost of certain traffic improvements in Osceola County that we otherwise might have been obligated to build or fund if we had not agreed to construct the Poinciana Parkway.

Our estimate of the right-of-way acquisition, development and construction costs for the Poinciana Parkway approximates $175,000,000 to $200,000,000. However, no assurance of the ultimate costs can be given at this stage. As of June 30, 2009, approximately $46,600,000 has been expended. During fiscal year 2008 and for the six months ending on June 30, 2009 we recorded impairment charges of $30,228,000 and $448,000, respectively, associated with the Poinciana Parkway. If we cannot obtain funding for construction of the Poinciana Parkway and commence construction by February 14, 2011, or obtain amendments of our agreements with the Counties regarding the Poinciana Parkway and permit extensions, it is unlikely that we will recover our investment in the Poinciana Parkway at any time in the foreseeable future.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of securities for general corporate purposes.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth, for the periods and at the dates indicated, our selected historical and consolidated financial data, in thousands of dollars, except share and per share data. The selected consolidated financial data presented below for the five fiscal years in the period ended December 31, 2008 are derived from our audited financial statements and reflect the retrospective adoption of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004(1)
	Dollars in thousands (except share and per share data)
Statement of Operations Data
Revenues	$34,702	$55,462	$110,366	$291,832	$835,079	$516,848	$334,205

Income (loss) from continuing operations before income taxes and discontinued operations	$(19,201)	$(12,613)	$(142,341)	$34,053	$256,479	$85,490	$37,291
Income tax (expense) benefit	830	4,820	32,465	(13,056)	(83,151)	(29,336)	(12,422)

Income (loss) from continuing operations	(18,371)	(7,793)	(109,876)	20,997	173,328	56,154	24,869
Discontinued operations:
Income (loss) from discontinued operations (including gain on disposal of $8,322 and $6,465 for 2005 and 2004, respectively)	—	—	—	—	—	9,562	6,905
Income tax expense	—	—	—	—	—	(3,634)	(2,624)

Income from discontinued operations	—	—	—	—	—	5,928	4,281

Net income (loss)	$(18,371)	$(7,793)	$(109,876)	$20,997	$173,328	$62,082	$29,150

Basic Earnings (Loss) Per Share Data
Income (loss) from continuing operations	$(2.12)	$(0.91)	$(12.85)	$2.53	$21.16	$6.97	$2.93
Income from discontinued operations	—	—	—	—	—	0.73	0.51

Net income (loss)	$(2.12)	$(0.91)	$(12.85)	$2.53	$21.16	$7.70	$3.44

Diluted Earnings (Loss) Per Share Data
Income (loss) from continuing operations	$(2.12)	$(0.91)	$(12.85)	$2.22	$16.59	$5.72	$2.69
Income from discontinued operations	—	—	—	—	—	0.56	0.41

Net income (loss)	$(2.12)	$(0.91)	$(12.85)	$2.22	$16.59	$6.28	$3.10

	As of
	June 30,	As of December 31,
	2009	2008	2007	2006	2005	2004(1)
Balance Sheet Data
Cash and cash equivalents	$182,299	$175,396	$192,258	$203,760	$38,479	$29,498

Total assets	$562,467	$594,812	$710,144	$752,996	$624,222	$505,405

Notes, mortgage notes and other debt	$118,307	$131,061	$122,505	$125,632	$130,157	$122,777

Stockholders’ equity	$411,257	$429,511	$535,021	$513,543	$322,477	$256,864

Shares outstanding	8,837,062	8,829,798	8,525,412	8,193,736	8,179,463	8,058,129

Stockholders’ equity per share	$46.54	$48.64	$62.76	$62.68	$39.43	$31.88

(1)	During the fourth quarter of 2005, we sold our utility operations in Arizona, our shopping center in Poinciana and our mini storage facility in Poinciana. As a result of these sales, the results of operations have been reclassified as discontinued operations to conform to the 2005 presentation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	For the
	Six Months
	Ended June 30,	For the Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	N/A(1)	N/A(1)	3.6	23.3	6.0	3.6

(1)	Our earnings were insufficient to cover fixed charges by $18.7 million and $135.1 million for the six months ended June 30, 2009 and for the year ended December 31, 2008, respectively.

SECURITIES WE MAY OFFER

We may, from time to time offer under this prospectus, separately or together:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase equity securities; and

•	units.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended, our by-laws, as amended and restated, and applicable provisions of law, in each case as currently in effect. The following description is only a summary of the material provisions of our capital stock, our restated certificate of incorporation, as amended, and our by-laws, as amended and restated, and does not purport to be complete and is qualified in its entirety by reference to such documents and applicable provisions of law.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. As of August 10, 2009, there were 8,837,062 shares of our common stock outstanding and no preferred stock was outstanding. The foregoing and the following description of capital stock give effect to our restated certificate of incorporation, as amended and the provisions of the applicable Delaware law.

Common Stock

Holders of shares of common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders have the right to cumulate their votes in the election of directors. Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and the preferential rights of any series of our preferred stock then outstanding. The shares of common stock outstanding are fully paid and non-assessable.

Holders of common stock have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of preferred stock, if any, and after we have made provision for any required sinking or purchase funds for any series of preferred stock.

Preferred Stock

Our preferred stock may be issued, from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of preferred stock. If we issue a series of preferred stock in the future that has voting rights or preference over the common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up, the rights of the holders of common stock may be adversely affected.

The issuance of shares of preferred stock could be utilized, under certain circumstances, in an attempt to prevent our acquisition by a third party. We have no present intention to issue any shares of preferred stock.

Limitation of Director Liability

Our restated certificate of incorporation, as amended contains a provision that limits the liability of our directors as permitted under Delaware law. The provision eliminates a director’s personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to us or our stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law or (D) for any transaction from which the director derives an improper personal benefit.

Pursuant to our restated certificate of incorporation, as amended, the liability of directors will be further limited or eliminated without action by stockholders if Delaware law is amended to further limit or eliminate the personal liability of directors.

Rights Plan

We do not currently have a rights plan.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, Pennsylvania 15252-8015.

DESCRIPTION OF DEBT SECURITIES

The following summary of the terms of the debt securities describes general terms that apply to the debt securities. The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt or subordinated debt and may be convertible debt. The particular terms of any debt securities will be described more specifically in each prospectus supplement relating to those debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Debt securities will be issued under an indenture, the terms of which are summarized below. Where we make no distinction in our summary between senior debt securities and subordinated debt securities, the applicable information refers to any debt securities. A form of indenture relating to the debt securities is an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the indenture because the following description is only a summary of the material provisions of such documents and does not purport to be complete and is qualified in its entirety by reference to such document.

General

The indenture will not limit the aggregate principal amount of debt securities we may issue and will provide that we may issue debt securities thereunder from time to time in one or more series. The indenture will not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, any senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness.

Because our assets may be held in subsidiaries, our rights and the rights of our creditors (including the holders of debt securities) and stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

•	the terms of subordination, if applicable;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	whether the debt securities are convertible, and if so, the terms of conversion;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	the terms and conditions of modifications, amendments and waivers of any terms of the debt securities;

•	if other than denominations of $1,000, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	events of default or covenants (including relating to merger, consolidations and sales of assets) that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange. We may issue the debt securities in fully registered form without coupons.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). Interest will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment in immediately available funds. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange.

We may initially appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “— Use of Global Securities.”

We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Securities Exchange Act of 1934, amended, and any other tender offer rules under the Securities Exchange Act of 1934, as amended, that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Use of Global Securities

The debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

The specific terms of the depositary arrangement covering debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities, although to the extent the terms of any arrangement differs from those described in this section, the terms of the arrangement shall supersede those in this section. In this section, the term debt securities will refer to both senior, subordinated and convertible debt securities.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of, common stock or preferred stock that we may sell.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant and the warrant certificate, if any, which we refer to collectively as “warrant agreements,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the Commission and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the number of securities may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement relating to the warrants being offered.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

We may issue units to purchase one or more of the securities referenced herein. The terms of such units will be set forth in a prospectus supplement. The form of units and the applicable unit agreement will be filed with the Commission and incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the applicable unit agreement and unit before you purchase any of our units.

PLAN OF DISTRIBUTION

We may, from time to time, sell any or all of our shares of common stock on The Nasdaq Stock Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We may use any one or more of the following methods when selling our securities:

•	to or through underwriters or dealers;

•	directly to purchasers;

•	through block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares).

Broker-dealers engaged by us, may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We may be required to pay certain fees and expenses incurred by us incident to the registration of the shares.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the securities offered by this prospectus on behalf of the issuer.

EXPERTS

The consolidated financial statements of Avatar Holdings Inc. (and schedule) as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008, included in Avatar Holdings Inc.’s current report on Form 8-K filed on August 19, 2009, and the effectiveness of Avatar Holdings Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates
(to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$500,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the Commission registration fee.

Securities and Exchange Commission registration fee		$27,900
Trustee fees and expenses	$	*
Transfer Agent fees and expenses	$	*
Warrant Agent fees and expenses	$	*
Unit Agent fees and expenses	$	*
Printer expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*

Total	$	*

*	To be provided by amendment or as an exhibit to a report on Form 8-K that is incorporated by reference into this prospectus.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Generally, Section 145 of the General Corporation Law of the State of Delaware (the “GCL”), permits a corporation to indemnify certain persons made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, that person is fairly and reasonably entitled to indemnity for proper expenses.

Our by-laws, as amended and restated, provide for indemnification of our officers and directors to the fullest extent permitted by law.

Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. We have adopted provisions in our restated certificate of incorporation, as amended that provide for such limitation to the fullest extent permitted under Delaware law.

Our directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they may not be indemnified by us.

ITEM 16	EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

*4	.1	Form of Indenture for Debt Securities of Avatar Holdings Inc.
***4	.2	Form of Warrant Agreement.
***4	.3	Form of Unit Agreement.
**4	.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1(a) to Avatar Holdings Inc.’s Registration Statement on Form 8-A, filed with the Commission on October 15, 1980 (File No. 0-7616; 1-07395)).
***4	.5	Specimen Preferred Stock Certificate.
*5	.1	Opinion of Weil, Gotshal & Manges LLP.
*12	.1	Computation of Ratio of Earnings to Fixed Charges.
*23	.1	Consent of Ernst & Young LLP.
*23	.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
*24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).
*25	.1	A Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee under the indenture.

*	Filed herewith.

**	Previously filed.

***	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or as an exhibit to a report on Form 8-K filed in connection with the offering of securities that is incorporated by reference into this Registration Statement.

ITEM 17	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20-percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424 (b)(2), or (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii),or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Avatar Holdings Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on August 21, 2009.

AVATAR HOLDINGS INC.

/s/  Gerald D. Kelfer
Gerald D. Kelfer
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald D. Kelfer and Patricia K. Fletcher, or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 21, 2009.

Signature	Title

/s/ Gerald D. Kelfer Gerald D. Kelfer	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Randy L. Kotler Randy L. Kotler	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Michael P. Rama Michael P. Rama	Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Paul D. Barnett Paul D. Barnett	Director

/s/ Milton Dresner Milton Dresner	Director

/s/ Roger W. Einiger Roger W. Einiger	Director

/s/ Joshua Nash Joshua Nash	Director

Kenneth T. Rosen	Director

Signature	Title

Joel M. Simon	Director

/s/ Beth A. Stewart Beth A. Stewart	Director

EXHIBIT INDEX

EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit		Description

*4	.1	Form of Indenture for Debt Securities of Avatar Holdings Inc.
***4	.2	Form of Warrant Agreement.
***4	.3	Form of Unit Agreement.
**4	.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1(a) to Avatar Holdings Inc.’s Registration Statement on Form 8-A, filed with the Commission on October 15, 1980 (File No. 0-7616; 1-07395)).
***4	.5	Specimen Preferred Stock Certificate.
*5	.1	Opinion of Weil, Gotshal & Manges LLP.
*12	.1	Computation of Ratio of Earnings to Fixed Charges.
*23	.1	Consent of Ernst & Young LLP.
*23	.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
*24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).
*25	.1	A Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee under the indenture.

*	Filed herewith.

**	Previously filed.

***	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or as an exhibit to a report on Form 8-K filed in connection with the offering of securities that is incorporated by reference into this Registration Statement.